Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2019

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	7	1.625 – 2.625	2020-2024	6,060	5,395	5,394
Australian dollars	8	2.900 – 6.000	2020-2029	885	609	553
Swiss francs	2	1.000 – 3.375	2020-2023	400	295	369
Euros	23	0.000 – 3.000	2020-2035	12,028	12,028	12,028
Pounds sterling	7	0.625 – 1.125	2021-2022	1,725	1,910	2,028
New Zealand dollars	1	2.715	2029	55	33	33
Norwegian krone	1	1.625	2024	1,000	102	101
Total	49					20,506

(1)	The equivalent in euro is computed using the exchange rate at trade date.
(2)	The equivalent in euro is computed using the exchange rate at December 31, 2019.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2019

(IN MILLIONS OF EURO(1))

Currency	2020	2021	2022	2023	2024	2025 and after	Total
U.S. dollars	1,834	890	890	890	890	0	5,394
Australian dollars	313	0	0	0	188	53	553
Swiss francs	161	0	0	207	0	0	369
Euros	1,013	1,863	1,263	1,263	1,571	5,054	12,028
Pounds sterling	0	529	1,499	0	0	0	2,028
New Zealand dollars	0	0	0	0	0	33	33
Norwegian krone	0	0	0	0	101	0	101

Total	3,321	3,282	3,652	2,361	2,751	5,140	20,506

(1)	The equivalent in euro is computed using the exchange rate at December 31, 2019.